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                                                                   EXHIBIT 10.26


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of September 1, 1998 between Oglethorpe Power Corporation ("Oglethorpe") and Thomas A. Smith (the "Employee").

         WHEREAS, TAS & Associates, Inc. (the "Consultant") has been engaged by Oglethorpe to provide financial consulting and advisory services to Oglethorpe and has done so by providing the services of Thomas A. Smith.

         WHEREAS, Oglethorpe now desires to obtain the benefit of the Employee's experience and expertise as an employee rather than through the Consultant.

         NOW, THEREFORE, in consideration of the agreements herein set forth, Oglethorpe and the Employee agree as follows:

         1. EMPLOYMENT. Oglethorpe hereby employs the Employee to serve as Oglethorpe's Senior Vice President and Chief Financial Officer in accordance with the terms of this Agreement. The Employee hereby accepts such employment. This Agreement supersedes and replaces that certain Consulting Agreement, dated as of February 1, 1998, between Oglethorpe and the Consultant (the "Prior Agreement"). After the date of this Agreement, the Prior Agreement shall terminate except for (i) Oglethorpe's obligation to pay compensation for periods prior to the date of this Agreement, to reimburse expenses and to provide indemnification and (ii) the confidentiality obligations of the Consultant.

         2. TERM OF EMPLOYMENT. The term of this Agreement shall commence on the date hereof and shall end on August 31, 2003, subject to earlier termination as herein provided.

         3. TITLE AND DUTIES. The Employee shall serve as Oglethorpe's Senior Vice President and Chief Financial Officer. In that capacity, Employee shall have such duties and responsibilities as are customary for such position.

         4. TIME COMMITMENT. Oglethorpe and the Employee agree that the Employee's employment under this Agreement initially will not be on a full-time basis. The Employee shall devote an average of four work days per week to his employment under this Agreement until February 28, 1999 or such earlier date as the Employee shall specify in a written notice to Oglethorpe. Thereafter, the Employee shall devote full time effort to his employment hereunder. Until such date, Oglethorpe and the Employee understand and agree that the Employee is engaged as an employee of Oglethorpe under this Agreement on a non-exclusive basis, and that the Employee may work as an employee of another or otherwise provide financial consulting and advisory services to others on a basis consistent with his undertakings hereunder. The Employee may not serve as an


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employee of another or provide financial consulting and advisory services to others if doing so would involve conflicts of interest as determined by Oglethorpe in the exercise of its judgment.

         5. BASE COMPENSATION. Oglethorpe shall pay the Employee base annual compensation equal to: (i) $160,000 through February 28, 1999, or such earlier date on which the Employee commences full-time employment as provided in Section 4; and (ii) $180,000 thereafter. Increases in base annual compensation shall be determined on each anniversary of this Agreement by mutual agreement. Oglethorpe shall pay the Employee at such intervals and in such manner as it pays its other executives of a comparable level.

         6. BENEFIT PLANS. The Employee is an officer and employee of Oglethorpe. As such, he shall participate in all employee benefit, health care, savings, insurance, retirement or similar plans, practices, policies or programs applicable to employees of Oglethorpe.

         7. INCENTIVE COMPENSATION. Oglethorpe shall pay the Employee incentive compensation in accordance with this Section 7:

              (a) In the event Oglethorpe's Board of Directors approves the terms of a restructuring of Oglethorpe's RUS-guaranteed indebtedness on or before September 1, 2001 and where such restructuring results in significant savings to Oglethorpe, Oglethorpe shall pay to the Employee incentive compensation as provided in this subsection (a). Such Board approval shall be considered to have occurred when the Board of Directors approves any arrangement pursuant to which Oglethorpe's obligations with respect to such RUS-guaranteed indebtedness (whether such obligation is set forth in a promissory note, a power purchase arrangement or otherwise) is proposed to be modified in any way (otherwise than as permitted by the express provisions of the promissory notes currently evidencing such indebtedness) as a consequence or in recognition of the possibility that the assets securing such indebtedness have a value that is less than the amount of such indebtedness or other factors affecting Oglethorpe's ability to meet existing debt service obligations. In such event, Oglethorpe shall pay to the Employee, as incentive compensation, the sum of $100,000 or 5% of the first four (4) years of savings under the restructured debt, whichever is less. Such incentive compensation shall be paid in two equal installments, one due on the date such debt restructuring is approved by the Board and the remaining balance on the date on which definitive documents with respect to such debt restructuring are signed by Oglethorpe or the date of termination of this Agreement, if earlier.

              (b) In the event there is no debt restructuring as described in subsection (a) above and Oglethorpe's Board of Directors determines, in its sole discretion, that Oglethorpe's risks with respect to its obligations for its nuclear generation units have been materially reduced as a consequence of arrangements achieved through efforts for which the Employee was substantially responsible, Oglethorpe shall pay to the Employee, as incentive compensation, the sum of $100,000 to be paid in two equal installments, one due promptly after the Board's determination and the remaining balance on such date as the Board shall determine but not later than the first anniversary of the first payment date.

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              (c) Oglethorpe shall pay to the Employee, as additional incentive compensation, amounts to be agreed upon on an annual basis on or before December 31 each year for the following calendar year during the term of this Agreement.

         8. TERMINATION. This Agreement may be terminated (i) by Oglethorpe at any time by giving thirty (30) days written notice to the Employee, and (ii) by the Employee at any time by giving thirty (30) days written notice to Oglethorpe.

         9. TERMINATION PAYMENTS. Upon termination of this Agreement as provided in Section 8, Oglethorpe shall make the payments and take the other actions required by this Section 9:

              (a) in the event this Agreement is terminated by the Employee for "Good Reason" (as hereinafter defined) or by Oglethorpe for any reason other than "Cause" (as hereinafter defined), Oglethorpe shall:

                (i) pay to the Employee on the date of termination his base compensation through the date of termination plus an amount equal to three (3) months of base compensation payable to the Employee under
         Section 5;

                (ii) pay to the Employee on the date of termination all earned but unpaid incentive compensation under Section 7;

                (iii) continue for six months, or until the Employee procures a new job and becomes entitled to substantially equivalent benefits, if earlier, after the date of termination, at Oglethorpe's expense, all life and health insurance maintained by Oglethorpe for the Employee at the date of termination;

                (iv) pay or reimburse the Employee for expenses for the services of an out placement consulting firm approved by Oglethorpe up to a maximum amount of $25,000; and

                (v) in the event the Employee has not procured a new job with substantially equivalent compensation within three months of the date of termination, pay to the Employee amounts equal to the base compensation that would have been payable to the Employee under Section 5 for the period commencing at the end of such three-month period and ending three months thereafter or on the date the Employee procures such a new job, if earlier.

              (b) In the event this Agreement is terminated by the Employee other than for Good Reason or by Oglethorpe for Cause, Oglethorpe shall pay to the Employee his base compensation through the date of termination, plus any earned but unpaid incentive compensation under Section 7.


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              (c) For purposes of this Section 9, the following terms shall have the following definitions:

              "Cause" means conviction of a felony, or other fraudulent or willful misconduct by the Employee that is materially and demonstrably injurious to the business or the reputation of Oglethorpe, or the willful and continued failure by Employee to perform his duties with Oglethorpe (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board or chief executive officer of Oglethorpe which specifically identifies the manner in which the Board or the chief executive officer believes that Employee has not substantially performed his duties.

              "Good Reason" means the occurrence of any of the following without the written consent of the Employee:

              (1) a material reduction in the scope of the Employee's duties or responsibilities;

              (2) a material reduction in the compensation payable to the Employee;

              (3) a material reduction in the benefits available to the Employee; or

              (4) any request by Oglethorpe that the Employee participate in an unlawful act or take any action that constitutes a breach of Employee's professional standard of conduct.

         10.  ASSIGNMENT; SUCCESSORS.

              (a) The rights and duties of the Employee under this Agreement, other than accrued and unpaid amounts due hereunder, shall not be assignable, without the prior written consent of Oglethorpe.

              (b) This Agreement shall not be assignable by Oglethorpe, provided, that with the consent of the Employee, Oglethorpe may assign this Agreement to another corporation wholly-owned by it, either directly or through one or more other corporations, or to any corporate successor of Oglethorpe or any such corporation.

              (c) Notwithstanding the foregoing, any business entity succeeding to substantially all of the business of Oglethorpe by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and Oglethorpe shall obtain the assumption of this Agreement by such successor.

         11. NOTICES. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

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             If to the Employee:    Mr. Thomas A. Smith
                                    9385 Stoney Ridge Lane
                                    Alpharetta, Georgia  30022
                                    Tel.:  (770) 998-6752

             If to Oglethorpe:      Oglethorpe Power Corporation
                                    2100 East Exchange Place
                                    Post Office Box 1349
                                    Tucker, Georgia  30085-1349
                                    Tel.:  (770) 270-7600
                                    Fax:  (770) 270-7872
                                    Attn:  President and Chief Executive Officer

or to such other address or agent as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

         12. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia.

         13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability or any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         14. ENTIRE AGREEMENT. This Agreement contains the entire agreements of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the matters set forth herein. This Agreement may not be amended or modified except by a writing executed by the parties.





                            [Signatures On Next Page]


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         IN WITNESS WHEREOF, Oglethorpe and the Employee have executed and delivered this Agreement as of the date first above written.


                                OGLETHORPE POWER CORPORATION



                                By: /s/ JACK. L. KING
                                    --------------------------------------------
                                    Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER




                                By: /s/ THOMAS A. SMITH
                                   ---------------------------------------------
                                    Thomas A. Smith








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